EXHIBIT 10.4(g)

POE & BROWN, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered between POE & BROWN, INC., hereinafter called the “Company” and Tom Riley, herein after called “Employee”.

1. Definitions. “Company” means Poe & Brown, Inc. and with respect to paragraph 8, hereof, also means its subsidiaries, affiliated companies and any company operated or supervised by the Company, as well as any successor entity formed by merger or acquisition, including any company that may acquire a majority of the stock of Poe & Brown, Inc. “Employee” means Tom Riley and with respect to paragraph 9 hereof also means any company or business in which Employee has a Controlling or managing interest.

2. Employment. The Company hereby employs Employee upon the terms and conditions set forth in this Agreement.

3. Terms. The terms of the Agreement shall be continuous until terminated by either party, except that termination shall be subject to the provisions of paragraph 7 of this contract.

4. Extent of Duties. Employee shall work full time for the Company and shall also perform such other and selected duties as specified from time to time by the Board of Directors of the Company. Employee’s duties under this Agreement shall be rendered at the office of the Company in Ft. Lauderdale or at such other branch offices as assigned by the Company. During the term of Employee’s employment under this Agreement, Employee shall not, directly or indirectly, engage in the insurance business in any of its phases, either as a broker, agent, solicitor, consultant or participant, in any manner or in any firm or corporation engaged in the business of insurance or re-insurance, except for account of the Company or as directed by the Company. Unless otherwise agreed, Employee shall devote all of Employee’s productive time to duties outlined in this paragraph and shall not engage in any other gainful employment without written consent of the Company.

5. Compensation. (a) If the Employee is a Producer, then the Company Producer Compensation System in effect and applicable at this time to the undersigned is the final determination of the compensation for the Employee. Employee acknowledges that Employee has read and understands the provisions of the System, and understands that the System may be changed at any time. Employee also understands that the Company Producer Compensation System is not a part of this Employment Agreement.

(b) If the Employee is not a Producer, then Employee’s compensation shall be as agreed between Company and Employee from time to time.

6. Benefits. Employee shall be entitled to enjoy the same benefits and privileges as conferred upon any other employees of comparable rank within the Company. This includes plans such as life and health insurance, sick pay, paid vacation and employee discounts. Employee acknowledges that the applicable benefits have been explained to Employee. Employee understands that such benefits are provided by the Company at the Company’s discretion and may be changed, increased, decreased or eliminated from time to time.

7. Termination. The employment relationship memorialized by this agreement may be terminated by Company or employee at any time, with or without cause. Termination of Employee’s employment under this Agreement shall not release either Employee or the Company from obligations hereunder arising or accruing through the date of such termination nor from the provisions of paragraph 8 of this Agreement. Except for paragraph 8, all duties and rights of either party shall expire on termination. On notice of termination of or by the Employee, the Company has the power to suspend the Employee from all duties on the date notice is given, and to immediately require return of all professional documentation as described in the Agreement.

8. Confidential Information: Covenant Not to Solicit or Service Customers or Prospective Customers: Related Matters.

(a) Employee recognizes and acknowledges that the Confidential Information (as hereafter defined) constitutes valuable, secret, special, and unique assets of Company. Employee covenants and agrees that, during the term of this agreement and for a period of three years following termination (whether voluntary or involuntary), he or she will not disclose the Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose without the express written approval of Company and will not use the Confidential Information except in Company’s business. It is expressly understood and agreed that the Confidential Information is the property of Company and must be immediately returned to Company upon demand therefor. The term Confidential Information includes each, every, and all written documentation related to Company, whether furnished by Company or compiled by Employee, including but not limited to: (1) lists of the Company’s customers, companies, Company accounts and records pertaining thereto; (2) customer lists, prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks, and all other types of written information customarily used by Company or available to the Employee; and (3) information known to Employee but not reduced to written or recorded form.

(b) For a period of three (3) years following termination (whether voluntary or involuntary), Employee specifically agrees not to solicit, accept, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker, insurance wholesaler, managing general agent, or otherwise, for Employees’ accounts or the accounts of any other agent, or broker, or insurer, either as officer, director, stockholder, owner, partner, employee, promoter, consultant, manager, or otherwise any insurance or bond business of any kind or character from any person, firm, corporation, or other entity, that is a customer or account of the Company during the term of this Agreement or from any prospective customer or account to whom the Company made proposals while Employee was employed by Company. Should a court of competent jurisdiction declare any of the covenants set forth in this paragraph unenforceable due to an unreasonable restriction of duration, geographical area or otherwise, each of the parties hereto agrees that such court shall be empowered and shall grant Company injunctive relief reasonably necessary to protect its interest.

(c) Employee agrees that Company shall have the right to communicate the terms of this Agreement to any third parties, including but not limited to, any past, present or prospective employer of Employee. Employee waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from disclosure of the terms of this Agreement.

(d) In the event of the breach or threatened breach of the provisions of this paragraph, Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Employee understands and agrees that without such protection, Company’s business would be irreparably harmed, and that the remedy of monetary damages alone would be inadequate.

9. Organizing Competitive Businesses: Soliciting Company Employees. Employee agrees that so long as Employee is working for Company, Employee will not undertake the planning or organizing of any business activity competitive with the work Employee performs. Employee agrees that Employee will not, for a period of two years following termination of employment with Company, directly or indirectly solicit any of the Company’s employees to work for Employee or any other competitive company.

10. Protection of Company Property. All records, files, manuals, lists of customers, blanks, forms, materials, supplies, computer programs and other materials furnished to the Employee by the Company, used by Employee on its behalf, or generated or obtained by Employee during the course of Employee’s employment, shall be and remain the property of Company. Employee shall be deemed the bailee thereof for the use and benefit of Company and shall safely keep and preserve such property, except as consumed in the normal business operations of Company. Employee acknowledges that this property is confidential and is not readily accessible to Company’s competitors. Upon termination of employment hereunder, the Employee shall immediately deliver to Company or its authorized representative all such property, including all copies, remaining in the Employee’s possession or control.

11. Attorneys’ Fees. Should Company be required to retain counsel to enforce any provision of this Agreement, or to defend any action by Employee arising out of the employment relationship created by this Agreement, Company shall be entitled to recover from Employee, in addition to any other remedy obtained, all expenses and attorney’s fees incurred.

12. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by Certified Mail to:

Employee at:	1043 Woodfall Court Fort. Lauderdale, FL

and to the Company at:	401 East Jackson Street
Suite 1700
Post Office Box 1348
Tampa, Florida 33601

or such other address as either shall give to the other in writing for this purpose.

13. Waiver of Breach. The waiver of either party of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

14. Entire Agreement. This instrument contains the entire Agreement of the parties. All contracts entered into which are dated prior to this Agreement are considered null and void. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

15. Binding Effect. This Agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors and assigns.

16. Interpretation. This Agreement shall not be construed or interpreted in a manner adverse to any party on the grounds that such party was responsible for drafting any portion of it.

17. Waiver of Jury Trial. Employee and Company hereby knowingly, voluntarily and intentionally waive any right either may have to a trial by jury with respect to any litigation related to or arising out of, under or in conjunction with this Agreement, or Employee’s employment with the Company.

18. Assignment. Employee agrees that Company may assign this Agreement to any entity in connection with any sale of some or all of Company’s assets or subsidiary corporations, or the merger by Company with or into any business entity.

19. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Florida, excluding laws related to conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement on May 11, 1995.

Witnesses:	POE & BROWN, INC.

By:

	Name:	Thomas E Riley

	Title:	Exec Vice President
As to Company

EMPLOYEE

Thomas E. Riley

As to Employee

5